Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
March 5, 2012

Simulations Plus Reports Record Second Quarter FY2012 Preliminary Revenues

Net sales increase to new record for any quarter of $2.789 million, up 24% sequentially and 6.4% compared to 2QFY11

LANCASTER, CA, March 5, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported preliminary revenues for its second quarter of fiscal year 2012 ended February 29, 2012 (2QFY12). Results below are reported for continuing operations (without the discontinued operations of the Company’s former Words+ subsidiary), except as noted.

2QFY12 highlights compared with 2QFY11:
•	This was the Company’s 18th consecutive profitable quarter and the 40th of the last 42 quarters.
•	Preliminary revenues increased to $2.789 million from $2.622 million – a new record for any quarter.
•	Approximately 15% of revenues came from new software licenses.
•	Approximately 4% of revenues came from consulting studies.
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Cash as of February 29, 2012 was approximately $13.3 million, up 52% from $8.8 million on February 28, 2011. On March 1, the Company paid approximately $0.8 million for its first ongoing dividend of $0.05 per share per quarter, leaving approximately $12.5 million.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said: “Fiscal year 2012 continues our trend of growth and profitability with a new record for any quarter in our second quarter, layering on top of our announced record first quarter revenue. We are focused on increasing our market penetration and delivering accelerating operating leverage as incremental top-line growth drives faster bottom-line increases. The continued adoption of simulation and modeling software, both by regulatory agencies and the pharmaceutical industry, will drive additional opportunities for our best-in-class product offerings supported by our strong capital structure with cash now approximately $12.5 million and no debt.”

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About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market.  Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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